Exhibit 99.1

FOR IMMEDIATE RELEASE

Interpublic Completes Offering of $2.0 Billion Aggregate Principal Amount of Senior Notes

New York, NY – September 21, 2018 – Interpublic Group (NYSE: IPG) today announced that it has completed its registered public offering of $500 million aggregate principal amount of its 3.500% Senior Notes due 2020 (CUSIP Number 460690 BM1), $500 million aggregate principal amount of its 3.750% Senior Notes due 2021 (CUSIP Number 460690 BN9), $500 million aggregate principal amount of its 4.650% Senior Notes due 2028 (CUSIP Number 460690 BP4) and $500 million aggregate principal amount of its 5.400% Senior Notes due 2048 (CUSIP Number 460690 BQ2) (collectively, the “Notes”). The net proceeds were approximately $1.978 billion after discounts, commissions and estimated offering expenses. The Company plans to use the net proceeds from the offering, together with borrowings under its July 2018 term loan agreement, to fund the previously announced acquisition of the Marketing Solutions business of Acxiom Corporation, to repay certain outstanding commercial paper borrowings and for general corporate purposes. The acquisition is expected to close on or about October 1, 2018, subject to customary closing conditions.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. A shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A written final prospectus for this offering describing the terms of the offering and meeting the requirements of Section 10 of the Securities Act of 1933 has been filed with the Securities and Exchange Commission and may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov.

Interpublic Group   909 Third Avenue   New York, NY 10022   212-704-1200

About Interpublic

Interpublic is one of the world’s leading organizations of advertising agencies and marketing services companies. Major global brands include Craft, FCB (Foote, Cone & Belding), FutureBrand, Golin, Huge, Initiative, Jack Morton, MAGNA, McCann, Momentum, MRM//McCann, MullenLowe Group, Octagon, R/GA, UM and Weber Shandwick. Other leading brands include Avrett Free Ginsberg, Campbell Ewald, Carmichael Lynch, Deutsch, Hill Holliday, ID Media and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information

Tom Cunningham

(Press)

(212) 704-1326

Jerry Leshne

(Analysts, Investors)

(212) 704-1439

Interpublic Group   909 Third Avenue   New York, NY 10022   212-704-1200  tel  212-704-1201  fax